UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
_________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 1, 2011

OPHTHALMIC IMAGING SYSTEMS
(Exact Name of Registrant as Specified in its Charter)

CALIFORNIA	1-11140	94-3035367
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

221 Lathrop Way, Suite I Sacramento, California	95815
(Address of Principal Executive)	(Zip Code)

(Registrant’s telephone number, including area code): (916) 646-2020

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry Into a Material Definitive Agreement.

Agreement and Plan of Merger

On June 5, 2011, Ophthalmic Imaging Systems, a California corporation (the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Merge Healthcare Incorporated, a Delaware corporation (“Parent”), and ES Acquisition Corp., a California corporation and a wholly-owned subsidiary of Parent (the “Merger Sub”). Upon the terms and subject to the conditions set forth in the Merger Agreement, the Company will become a wholly-owned subsidiary of Parent through a merger of Merger Sub with and into the Company, with the Company as the surviving corporation.

Upon the terms and subject to the conditions set forth in the Merger Agreement, by virtue of the merger, each share of the Company’s common stock, no par value (the “Common Stock”), issued and outstanding immediately prior to the effective time of the merger (other than any dissenting shares), shall be converted into the right to receive 0.1693 shares of Parent’s common stock, par value $0.01 per share (the “Parent Common Stock”).

Upon the terms and subject to the conditions set forth in the Merger Agreement, by virtue of the merger, all options to purchase the Company’s Common Stock (other than those held by persons described below) will be assumed by the Company and converted automatically into options to acquire shares of Parent Common Stock on substantially the same terms and conditions as were applicable under the corresponding option plan of the Company immediately prior to the effective time of the merger with the exercise price and the number of shares into which such option is exercisable adjusted to reflect the 0.1693 for 1 exchange ratio.  Notwithstanding the foregoing, each holder of such options and holders of certain warrants issued by the Company may elect prior to closing of the merger to terminate such options or warrants and receive, to the extent vested and exercisable, a per share amount equal to $1.00 less the exercise price thereof.  Additionally, all vested options held by officers and directors of the Company shall convert into the right to receive either, at such officer’s or director’s option, (i) cash at a per share amount equal to $1.00 less the exercise price thereof, (ii) a number of shares of Parent Common Stock equal to the difference between the exercise price and $1.00, or (iii) a combination of cash and a number of shares of Parent Common Stock based on the Common Exchange Ratio (as defined in the Merger Agreement) such that, valuing the shares as set forth above, the aggregate amount equals the difference between the exercise price and $1.00.

Based on currently outstanding shares of the Company’s Common Stock and using the five-day volume-weighted average per share price of Parent Common Stock as of the close of trading on June 3, 2011, which was the last trading day before the Merger Agreement was signed, the aggregate value of the Parent Common Stock to be issued as consideration will be approximately $30.3 million, before anticipated costs related to outstanding debt, options and warrants of the Company.

Consummation of the merger (the “Closing”) is subject to Closing conditions, including, among other things, (i) the California Commissioner of Corporations having issued a permit under Section 25121 of the California Corporations Code (following a fairness hearing) for the issuance of the Company Common Stock to be issued in the merger or the Company otherwise having caused sufficient shares of Company Common Stock to be registered in order to consummate the transactions contemplated by the Merger Agreement, (ii) adoption and approval of the Merger Agreement by the requisite vote of the Company’s shareholders, (iii) the absence of a material adverse event with respect to the Company or Parent between the execution of the Merger Agreement and Closing, (iv) Healthcare Growth Partners, LLC, the Company’s financial advisor for the transaction, having delivered to the Company’s board of directors an opinion to the effect that the consideration to be paid to holders of the Company’s Common Stock pursuant to the merger (other than as set forth in such opinion), taken together, is fair, from a financial point of view, to such holders, and (v) the Company having aggregate indebtedness of not more than $4,344,445.00; provided, that, if the Closing does not occur on or before July 15, 2011, the Company shall be permitted to incur $500,000 of additional indebtedness with an interest rate of not more than 12% for every 30 day period after such date.

Each of the Company, Parent and Merger Sub have made customary representations, warranties and covenants in the Merger Agreement, including among others, covenants that (i) each party will conduct its business in the ordinary course of business consistent with past practice during the interim period between the execution of the Merger Agreement and the Closing; (ii) each party will not engage in certain kinds of transactions or take certain actions during such period; (iii) the Company will, as soon as practicable, solicit and obtain the required shareholder vote by written consent with respect to the adoption of the Merger Agreement and the approval of the merger, and (vi) the Company’s board of directors will recommend that its shareholders adopt the Merger Agreement, subject to certain exceptions.

Prior to the Closing, neither the Company nor Parent is permitted to solicit, initiate, knowingly encourage or facilitate, participate in any discussions or negotiations or entertain any proposals to be acquired other than pursuant to the Merger Agreement, subject to certain exceptions, including for the Company’s “fiduciary out” for a Superior Proposal (as defined in the Merger Agreement).

The Merger Agreement contains certain termination rights for both the Company and Parent.  If the Merger Agreement is terminated by the Company to pursue a Superior Proposal and prior to or within 12 months of such termination the Company or any of its subsidiaries enters into an Alternate Acquisition Agreement (as defined in the Merger Agreement) with respect to, or consummates or approves or recommends to the Company’s shareholders or otherwise does not oppose, an Acquisition Proposal (as defined in the Merger Agreement), then the Company will be required to pay Parent a termination fee of $1,240,489 plus Parent’s fees and expenses incurred in connection with the transactions, not to exceed $349,882. If the Merger Agreement is terminated by Parent, Parent will be required to pay the Company a termination fee of $954,223.

The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement, which is attached as Exhibit 2.1 to this Current Report on Form 8-K and is incorporated herein by reference.

A copy of the press release related to the Merger Agreement is attached hereto as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Shareholder Support Agreement

On June 5, 2011, in connection Merger Agreement, Parent entered into a Shareholder Support Agreement with certain shareholders of the Company owning approximately 72% of the outstanding shares of the Company’s Common Stock (“Shareholder Support Agreement”) pursuant to which these parties agreed (i) to vote in favor of the adoption of the Merger Agreement and approval of the merger and (ii) to vote against approval of any proposal in opposition to or in competition with the consummation of the merger.

The foregoing description of the Shareholder Support Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Shareholder Support Agreement, which is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Loan and Security Agreement

On June 1, 2011, the Company entered into a Loan and Security Agreement (the “Loan Agreement”) with U.M. AccelMed, Limited Partnership (“AccelMed”), and Intergamma Investment Ltd. (“Intergamma” and together with AccelMed, the “Lenders”). Under the Loan Agreement, the Company borrowed from the Lenders an aggregate of $1,000,000 (the “Loan”), at a rate of 12% per annum, to be due and payable in full on December 1, 2011. The Company paid the Lenders a commitment fee in the aggregate amount of $40,000. The Loan is secured by a security interest in substantially all of the Company’s assets existing on or acquired after the date of the Loan Agreement. The Loan will be used by the Company for general working capital purposes and to repay existing debts.

AccelMed is a significant shareholder of the Company owning approximately 44.0% of the Company’s Common Stock issued and outstanding. Intergamma is a significant shareholder of MediVision Medical Imaging Ltd., which owns approximately 28.5% of the Company’s common stock issued and outstanding.

The foregoing description of the Loan does not purport to be complete and is qualified in its entirety by reference to the full text of the Loan and which is attached as Exhibit 10.2 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 under the heading “Loan and Security Agreement” of this Current Report on Form 8-K is hereby incorporated by reference.

Item 9.01    Financial Statements and Exhibits

(d)                      Exhibits

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated June 5, 2011, by and among Ophthalmic Imaging Systems, Merge Healthcare Incorporated and ES Acquisition Corp.
10.1	Shareholder Support Agreement, dated June 5, 2011, by and among certain shareholders of Ophthalmic Imaging Systems and Merge Healthcare Incorporated
10.2	Loan and Security Agreement, dated June 1, 2011, by and among Ophthalmic Imaging Systems, U.M. AccelMed, Limited Partnership and Intergamma Investment Ltd.
99.1	Press Release of Ophthalmic Imaging Systems, dated June 6, 2011, related to the merger.

*Certain schedules referenced in the Agreement and Plan of Merger have been omitted in accordance with Item 601(b)(2) of Regulation S-K.  A copy of any omitted schedule will be furnished supplementally to the Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 7, 2011

OPHTHALMIC IMAGING SYSTEMS
By: /s/Ariel Shenhar
Name: Ariel Shenhar Title: Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated June 5, 2011, by and among Ophthalmic Imaging Systems, Merge Healthcare Incorporated and ES Acquisition Corp.
10.1	Shareholder Support Agreement, dated June 5, 2011, by and among certain shareholders of Ophthalmic Imaging Systems and Merge Healthcare Incorporated
10.2	Loan and Security Agreement, dated June 1, 2011, by and among Ophthalmic Imaging Systems, U.M. AccelMed, Limited Partnership and Inter-Gamma Investment Ltd.
99.1	Press Release of Ophthalmic Imaging Systems, dated June 6, 2011, related to the merger.

*Certain schedules referenced in the Agreement and Plan of Merger have been omitted in accordance with Item 601(b)(2) of Regulation S-K.  A copy of any omitted schedule will be furnished supplementally to the Securities and Exchange Commission upon request.